                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            CERULEAN COMPANIES, INC.,

                         WELLPOINT HEALTH NETWORKS INC.

                                       AND

                          WATER POLO ACQUISITION CORP.

                                NOVEMBER 29, 2000

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 29, 2000, by and among Cerulean Companies, Inc., a Georgia corporation ("Cerulean"), WellPoint Health Networks Inc., a Delaware corporation ("WellPoint"), and Water Polo Acquisition Corp., a Georgia corporation ("WPAC").

                              W I T N E S S E T H:

     WHEREAS, WellPoint directly owns all of the issued and outstanding stock of WPAC;

     WHEREAS, the Boards of Directors of each of Cerulean, WellPoint and WPAC
(i) have approved the merger of WPAC with and into Cerulean upon the terms and conditions set forth herein and (ii) deem such merger to be in the best interests of their respective shareholders;

     WHEREAS, Cerulean, WellPoint and WPAC desire to make certain representations, warranties and agreements in connection with such merger; and

     WHEREAS, Cerulean, WellPoint and a predecessor of WPAC have entered into that certain Agreement and Plan of Merger, dated as of July 9, 1998, as amended by the First Amendment to Agreement and Plan of Merger, dated as of July 9, 1999, and further amended by the Second Amendment to Agreement and Plan of Merger, dated as of December 31, 1999 (as so amended, the "Original Merger Agreement").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby amend and restate the Original Merger Agreement and agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), WPAC shall be merged with and into Cerulean in accordance with this Agreement and the separate corporate existence of WPAC shall thereupon cease (the "Merger"). Cerulean shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC").

     1.02   EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the consummation of the Merger (the "Closing") shall take place at the offices of Long Aldridge & Norman LLP, One Peachtree Center, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 on the date which is 30 days after the last to occur of the conditions to Closing which are to occur prior to, but not on, the Closing Date, or on such other date as the parties shall agree (the "Closing Date"). The parties hereto shall cause a Certificate of Merger substantially in the form of EXHIBIT 1.02 hereto (the "Certificate of Merger") to be properly executed and filed with the Secretary of State of Georgia on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.03 ARTICLES OF INCORPORATION. The Articles of Incorporation of WPAC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     1.04 BYLAWS. The Bylaws of WPAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     1.05 DIRECTORS, OFFICERS AND NAME. The directors and officers of WPAC immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the Merger, and the name of the Surviving Corporation at the Effective Time shall remain "Cerulean Companies, Inc."

     1.06 PROXY STATEMENT. As soon as practicable, Cerulean shall file with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to have cleared by the SEC, a proxy statement with respect to the meeting of Cerulean's shareholders referred to in Section 5.05 (the "Proxy Statement"). Each of the parties hereto shall use its best efforts promptly to provide in writing all information related to such party which is required for inclusion in the Proxy Statement.

                                   ARTICLE II

                                 THE CONVERSION

     2.01   CONVERSION OF SHARES.

     (a) At the Effective Time, each issued and outstanding share of Cerulean Class A Convertible Common Stock ("Cerulean Class A Stock"), Class B Convertible Preferred Stock ("Cerulean Class B Stock") and Series A Preferred Stock ("Cerulean Series A Stock"), and each outstanding Class A Common Stock Participation Right into which the shares of Cerulean Series A Stock have been converted ("Cerulean Rights"), other than shares of Cerulean Class A Stock, Cerulean Class B Stock, or Cerulean Series A Stock or units of Cerulean Rights as to which a demand for fair value has been validly made and perfected under the GBCC ("Cerulean Dissenting Shares") (collectively, the "Outstanding Cerulean Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof (but subject to applicable provisions of this Agreement), be converted into the right to receive (i) in the case of Cerulean Class A Stock, Cerulean Series A Stock and Cerulean Rights, cash in an amount equal to the Class A Cash Price (as hereinafter defined) and (ii) in the case of Cerulean Class B Stock, cash in an amount equal to the Class B Cash Price (as hereinafter defined). At the Effective Time, the stock transfer books of Cerulean shall be closed, and no transfers of shares of Cerulean Class A Stock, Cerulean Class B Stock, or Cerulean Series A Stock or units of Cerulean Rights shall thereafter be made. At the Effective Time, each of the shares of common stock, par value $0.01, of WPAC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of WPAC or WellPoint, be converted into one share of common stock of the Surviving Corporation.

     (b)    DETERMINATION OF CASH PRICES.

            (i) CLASS A CASH PRICE. The Class A Cash Price shall equal the solution to the following equation: Aggregate Merger Price (as hereinafter defined) multiplied by the Class A Percentage (as hereinafter defined), and further multiplied by a fraction, the numerator of which is the number 1 and the denominator of which is the total number of shares of Cerulean Class A Stock, shares of Cerulean Series A Stock and units of Cerulean Rights outstanding as of the Effective Time.

            As used herein, the term "Aggregate Merger Price" shall mean Seven Hundred Million Dollars ($700,000,000).

            As used herein, the term "Class A Percentage" shall mean the number 1 minus the "Class B Percentage."

            (ii) CLASS B CASH PRICE. The Class B Cash Price shall equal the solution to the following equation: Aggregate Merger Price multiplied by the Class B Percentage (as hereinafter defined), and further multiplied by a fraction, the numerator of which is the number 1 and the denominator of which is the total number of shares of Cerulean Class B Stock outstanding as of the Effective Time.

            As used herein, the term "Class B Percentage" shall mean .221876389486.


            (iii) CLOSING CERTIFICATE. The parties agree to prepare a certificate calculating the cash prices set forth above which will be signed by a duly authorized officer of such party at the Closing.

     2.02. SURRENDER OF CERTIFICATES. After the Effective Time, each holder of a certificate or certificates previously representing Outstanding Cerulean Shares ("Cerulean Certificates"), or in the case of Outstanding Cerulean Shares which are not represented by Cerulean Certificates, each holder of Outstanding Cerulean Shares as shown on the books and records of Cerulean, shall (except as otherwise provided in this Agreement) receive a cash payment as provided for in
Section 2.01. Notwithstanding the foregoing, no holder of any Cerulean Certificate(s) shall receive a cash payment until surrender of the holder's Cerulean Certificate(s) (if any) to the exchange agent appointed by WellPoint (the "Exchange Agent").

     2.03 DISSENTING SHARES. Cerulean Dissenting Shares held by any holder entitled to and seeking relief as a dissenting shareholder under Section 14-2-1302 of the GBCC shall not be converted into the right to receive cash as provided in Section 2.01, but shall be converted into such consideration as may be due with respect to such Cerulean Dissenting Shares pursuant to the applicable provisions of the GBCC unless and until the right of such holder to receive payment of fair value for such Cerulean Dissenting Shares terminates in accordance with Section 14-2-1323 of the GBCC. If such right is terminated other than by the purchase of such shares by WellPoint, then such shares shall cease to be Cerulean Dissenting Shares and shall be converted into and represent the right to receive cash as provided in Section 2.01.

     2.04 TITLE TO ASSETS AND RESPONSIBILITY FOR LIABILITIES. At the Effective Time, the title to all real estate and other property owned by Cerulean and WPAC shall be vested in the Surviving Corporation, without any further act or deed, and the Surviving Corporation shall be responsible and liable for all the liabilities of Cerulean and WPAC.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CERULEAN

     Cerulean hereby represents and warrants as of the date hereof to WPAC as follows:

     3.01   ORGANIZATION AND AUTHORIZATION.

            (a) Cerulean and each of the Cerulean Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Cerulean and each Cerulean Subsidiary is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except where the failure to be so qualified and in good standing would not have a "Cerulean Material Adverse Effect," as defined below. As used in this Agreement, "Cerulean Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of Cerulean and the Cerulean Subsidiaries, taken as a whole. Cerulean has heretofore delivered or made available to WPAC accurate and complete copies of the Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Cerulean and each of the Cerulean Subsidiaries.

            (b) SCHEDULE 3.01(b) sets forth every entity in which Cerulean owns, or will own prior to the Closing, fifty percent (50%) or more of the outstanding equity, directly or indirectly (the "Cerulean Subsidiaries"), and the equity interest that is owned by Cerulean. Except as noted on SCHEDULE 3.01(b), Cerulean's ownership interest in the Cerulean Subsidiaries (the "Cerulean Subsidiary Shares") are owned by Cerulean, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. Cerulean has full power, right and authority to vote all of the Cerulean Subsidiary Shares. Cerulean is not a party to or bound by any voting trust, proxy or other agreement affecting or relating to its right to transfer or vote the Cerulean Subsidiary Shares.

            (c) Cerulean has the corporate right, power and capacity to xecute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the shareholders of Cerulean in accordance with the GBCC and the Articles of Incorporation and Bylaws of Cerulean. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Cerulean's Board of Directors. This Agreement has been duly and validly executed and delivered by Cerulean and constitutes Cerulean's legal, valid and binding obligation, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) general equitable principles.

     3.02 CAPITALIZATION. The authorized capital stock of Cerulean consists of 50,000,000 shares of Cerulean Class A Stock, 49,901 shares of Cerulean Class B Stock, 100,000,000 shares of Cerulean Common Stock, 64,000 shares of Cerulean Series A Stock and 99,936,000 shares of Blank Preferred Stock ("Cerulean Blank Preferred Stock"). As of the date hereof, 409,602 shares of Cerulean Class A Stock and 49,900 shares of Cerulean Class B Stock were issued and outstanding, and no shares of Cerulean Common Stock, Cerulean Series A Stock and Cerulean Blank Preferred Stock are issued and outstanding. No other capital stock of Cerulean is authorized or issued. All of such issued and outstanding shares of capital stock of Cerulean are validly issued, fully paid and nonassessable. There are no shares of capital stock held in the treasury of Cerulean. Except as set forth on SCHEDULE 3.02, there are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to Cerulean or any Cerulean Subsidiary.

     3.03 ABSENCE OF OTHER CLAIMS. Except as set forth on SCHEDULE 3.03, there is not outstanding, nor is Cerulean or any Cerulean Subsidiary bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring Cerulean or any Cerulean Subsidiary to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of Cerulean or any Cerulean Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, and Cerulean or any Cerulean Subsidiary is not obligated to issue or transfer any shares of its capital stock for any purpose. Except as set forth on SCHEDULE 3.03, there are no outstanding obligations of Cerulean or any Cerulean Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Cerulean or any Cerulean Subsidiary.

     3.04 FINANCIAL STATEMENTS. The audited consolidated balance sheets of Cerulean as of December 31, 1999 and 1998 and the related audited consolidated statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by Ernst & Young LLP, Cerulean's independent certified public accountants, as set forth in Cerulean's Annual Reports on Form 10-K, as amended, for the years ended December 31, 1999 and 1998, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and present fairly the financial position in all material respects of Cerulean and its consolidated Cerulean Subsidiaries as of the dates thereof and the results of their operations for the periods then ended. The unaudited consolidated balance sheet of Cerulean as of September 30, 2000 and the related unaudited consolidated statements of income, retained earnings and cash flows for the three-month period then ended (the "Interim Financial Statements") have been prepared in accordance with GAAP for interim financial statements applied on a basis consistent with prior periods and present fairly the financial position in all material respects of Cerulean and its consolidated Cerulean Subsidiaries as of the dates thereof and the results of their operations for the period then ended.

     3.05   NO UNDISCLOSED LIABILITIES. Except (i) as set forth in the
Cerulean SEC Filings (as hereinafter defined), (ii) as shown in the Interim Financial Statements or (iii) as shown on SCHEDULE 3.05, as of September 30, 2000, neither Cerulean nor any Cerulean Subsidiary had any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except for any such liability or obligation that would not have a Cerulean Material Adverse Effect, either individually or in the aggregate. Since September 30, 2000, neither Cerulean nor any Cerulean Subsidiary has incurred any liability or obligation, except for liabilities and obligations (x) incurred by Cerulean in the ordinary course of its business consistent with past practice, (y) as reflected on SCHEDULE 3.05 or (z) that would not, individually or in the aggregate, have a Cerulean Material Adverse Effect.

     3.06 NO VIOLATION OF LAW. Except as set forth on SCHEDULE 3.06 or for any of the following which would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary is nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law (including any Health Benefit Law (as defined hereafter)), ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business. For purposes of this Agreement, the term "Health Benefit Law" shall mean any local, state or federal law, ordinance, regulation or order relating to the license, certification, qualification or authority to transact business relating to the provision of or payment for health benefits and insurance and any such laws relating to the regulation of health maintenance organizations, workers' compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, third party administrators, utilization review, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse and patient referrals.

     3.07   REAL AND PERSONAL PROPERTY.

            (a) SCHEDULE 3.07(a) sets forth a true, correct and complete schedule of all real property owned by Cerulean or any of the Cerulean Subsidiaries (the "Cerulean Real Property"). Cerulean or one of the Cerulean Subsidiaries is the owner of the title to the real property described on
SCHEDULE 3.07(a) and to all of the buildings, structures and other improvements located thereon free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for matters on SCHEDULE 3.07(a) and any exceptions or restrictions which, individually or in the aggregate, would not have a Cerulean Material Adverse Effect (the "Cerulean Permitted Liens").

            (b) SCHEDULE 3.07(b) sets forth a true, correct and complete schedule of all material leases, subleases, licenses or other agreements under which Cerulean or any of the Cerulean Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "Cerulean Real Property Leases"). Except for matters listed on SCHEDULE 3.07(b), Cerulean or one of the Cerulean Subsidiaries holds the leasehold estate under an interest in each Cerulean Real Property Lease free and clear of all material liens, encumbrances and other rights of occupancy, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens or easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations involving such properties or (iii) those material liens, encumbrances and other rights of occupancy which would not have a Cerulean Material Adverse Affect. Except as set forth on SCHEDULE 3.07(b), all Cerulean Real Property Leases have been delivered to WellPoint and are valid and binding on Cerulean or the Cerulean Subsidiary party thereto and are valid and binding on the lessors thereunder in accordance with their respective terms and to Cerulean's knowledge, there is not under any such Cerulean Real Property Lease any existing default, or any condition, event or act which with notice or lapse of time, or both, would constitute such a default, which in either case, considered individually or in the aggregate with all such other Cerulean's Real Property Leases under which there is such a default, condition, event or act, would have a Cerulean Material Adverse Effect.

            (c) Cerulean and each Cerulean Subsidiary has good and marketable title to, or a valid leasehold interest in, all personal property which is material to the business of Cerulean or such Cerulean Subsidiary, respectively. All such personal property is suitable for the purpose for which it is presently used, and is adequate and sufficient for the current operations of Cerulean and the Cerulean Subsidiaries.

     3.08 INDEBTEDNESS. SCHEDULE 3.08 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Cerulean or a Cerulean Subsidiary (and the amounts owed thereunder as of the date of this Agreement), as well as other material indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Cerulean or a Cerulean Subsidiary. The terms and conditions of the agreements set forth in SCHEDULE 3.08 do not materially differ from the terms and conditions of the agreements previously provided to WellPoint except for the principal amount available under the credit facilities.

     3.09 PROXY STATEMENT. None of the information relating to Cerulean and the Cerulean Subsidiaries included in the Proxy Statement contains or will contain (in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of Cerulean to be held in connection with the transactions contemplated by this Agreement) any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for information supplied or to be supplied by WellPoint or WellPoint Subsidiaries in writing for inclusion therein, as to which no representation is made, the Proxy Statement, and any supplements or amendments thereto, will comply in all material respects with the Exchange Act and the rules and regulations thereunder.

     3.10 SEC FILINGS. Cerulean has made available to WPAC true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1998 and December 31, 1999, as filed with the SEC, (ii) its proxy statements relating to all of Cerulean's meetings of shareholders (whether annual or special) since January 1, 1999, as filed with the SEC and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Cerulean with the SEC since January 1, 1999 (the reports and statements set forth in clauses (i), (ii) and (iii) are referred to collectively as the "Cerulean SEC Filings"). As of their filing date, none of the Cerulean SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Cerulean SEC Filings at the time of filing complied in all material respects with the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder.

     3.11 INTELLECTUAL PROPERTY. SCHEDULE 3.11 sets forth a complete and accurate list of all of Cerulean's and Cerulean's Subsidiaries registered trademarks, service marks and patents, and trademark service mark copyrights and patent registration applications, and all permits, grants and licenses or other rights running to or from Cerulean and any Cerulean Subsidiaries relating to any of the foregoing that are material to the business of Cerulean and Cerulean Subsidiaries taken as a whole. Except where the following would not have a Cerulean Material Adverse Effect, (i) Cerulean or one of the Cerulean Subsidiaries owns, is licensed to use, or otherwise has the right to use all registered patents, trademarks, service marks, tradenames, copyrights and franchises set forth on SCHEDULE 3.11; (ii) Cerulean's rights in the property set forth on such list are free and clear of any liens or other encumbrances and Cerulean and the Cerulean Subsidiaries have not received written notice of any adversely-held patent, invention, trademark, service mark or tradename of any other person, or notice of any charge or claim of any person, relating to such intellectual property, and to Cerulean's knowledge there is no basis for any such charge or claim; and (iii) Cerulean, the Cerulean Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names.

     3.12 EMPLOYEE BENEFITS. Except as described on SCHEDULE 3.12(a), no employee of Cerulean or any Cerulean Subsidiary (collectively, the "Cerulean Employees") participates in or is entitled to benefits under any employee benefit plan, as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor any other type of retirement, deferred compensation, insurance, bonus, medical, stock option or other plan or arrangement (the "Cerulean Employee Benefit Plans"). Cerulean has provided a true and accurate copy of each Cerulean Employee Benefit Plan to WellPoint. None of the Cerulean Employees participates in, and neither Cerulean nor any Cerulean Subsidiary has any obligation to contribute to, a multiemployer plan (as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA. To the knowledge of Cerulean, except as otherwise described on SCHEDULE 3.12(a), the Cerulean Employee Benefit Plans, both in form and operation, are in material compliance with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree or any other requirement of any governmental body, agency or authority or court binding on them (including ERISA and the Internal Revenue Code of 1986, as amended). To the knowledge of Cerulean, no officer, director or employee of Cerulean or any Cerulean Subsidiary has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Cerulean Employee Benefit Plan. Except as described on SCHEDULE 3.12(a), neither Cerulean nor any Cerulean Subsidiary has received written notice that any of their respective assets are currently subject to a lien or other process under Title IV of ERISA, and neither has received written notice of any threatened or pending action related to the Cerulean Employee Benefit Plans by an employee or former employee, a plan participant, the Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation or any other party Cerulean has made full and timely payment of all amounts required to be contributed under the terms of each Cerulean Employee Benefit Plan and applicable law or required to be paid as expenses or benefits under each Cerulean Employee Benefit Plan which is intended to be qualified under Code Section 401(a). Any group health plan maintained by Cerulean or any Cerulean Subsidiary covering any employee or former employee has, to Cerulean's knowledge been administered in all material respects in compliance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. To the best of Cerulean's knowledge, neither Cerulean nor any Cerulean Subsidiary is obligated to provide health care or welfare benefits of any kind to its current or former employees or dependents or to any other person actively employed by Cerulean or any Cerulean Subsidiary, pursuant to any agreement or understanding, except as set forth in SCHEDULE 3.12(a). Except for the triggering of payments, liabilities, funding events or other obligations under the plans denoted with an asterisk on SCHEDULE 3.12(a), the execution and delivery of this Agreement by Cerulean, the consummation of the transactions contemplated herein, and the performance of the covenants and agreements of Cerulean hereto will not result in a breach or violation of, a default under, or the triggering of any payment, liability, funding event or other obligation pursuant to any Cerulean Employee Benefit Plan or any grant, award or other agreement thereunder. For each individual identified on SCHEDULE 3.12(b), Cerulean has provided or made available to WellPoint the plans and agreements and historical compensation and employment information necessary to calculate the payments, costs and liabilities associated with any Cerulean Employee Benefit Plan as a result of the change in control occasioned by the Merger. Other than persons who have received or will receive grants of units available for issuance under the Performance Unit Plan, which has been provided to WellPoint and WPAC in its totality and under which there are one million units available for issuance in the aggregate, no individuals, other than those identified on SCHEDULE 3.12(b), are entitled to receive any payments or benefits under any Cerulean Employee Benefit Plan as a result of such change in control.

     3.13 LITIGATION. SCHEDULE 3.13(a)(i) sets forth all litigation, claims, suits, actions, known investigations, indictments, informations, proceedings, arbitrations, grievances or other procedures (including known grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) (collectively, "Cerulean Claims") pending, or to the knowledge of Cerulean, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances, against Cerulean or any Cerulean Subsidiary or involving any of its property or business, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Cerulean Material Adverse Effect and (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth on SCHEDULE 3.13(b), there are no material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to Cerulean or involving any of its property or business. Neither Cerulean nor any Cerulean Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, plea agreement, stipulation or award listed in SCHEDULE 3.13(b). Cerulean has made available to WellPoint true, correct and complete copies of pleadings, briefs and other documents filed in each Cerulean Claim listed on SCHEDULE 3.13(a), and the material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations and awards listed in said Schedule.

     3.14 COLLECTIVE BARGAINING. Except as set forth on SCHEDULE 3.14, there are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal with any union or labor organization covering any of Cerulean's or Cerulean's Subsidiaries' employees and none of said employees is represented by any union or labor organization. Cerulean has made available to WPAC a true, correct and complete copy of each agreement listed on SCHEDULE 3.14.

     3.15 LABOR DISPUTES. Except for any of the following which would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary is nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Cerulean nor any Cerulean Subsidiary is nor has been engaged in any unfair labor practice, and no unfair labor practice complaint against Cerulean or a Cerulean Subsidiary is pending before the National Labor Relations Board, the result of which would have a Cerulean Material Adverse Effect. There is no labor strike or other labor action actually pending against Cerulean or a Cerulean Subsidiary, or to the knowledge of Cerulean being threatened against or affecting Cerulean or a Cerulean Subsidiary. To Cerulean's knowledge, there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

     3.16   ENVIRONMENTAL REQUIREMENTS.

            (a) DEFINITIONS. For purposes of this Agreement, the following definitions apply:

                    (i) The term "Environmental Claims" means any and all administrative, regulatory or judicial actions or proceedings relating to the Release (as defined in (iv) below) or alleged Release into the environment of any Hazardous Material (as defined in (iii) below) on or at the Cerulean Real Property ("Claims"), including, without limitation, Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions for damages, fines, penalties, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law (as defined in (ii) below).

                    (ii) The term "Environmental Laws" means all federal and state laws, rules and regulations relating to the regulation or protection of human health, safety, natural resources or the environment and applicable to the business of Cerulean, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C.Section 6901, ET SEQ., as amended; the Comprehensive Environmental Response, Compensation & Liability Act of 1980, 42 U.S.C.Section 9601, ET SEQ., as amended; the Clean Water Act, 33 U.S.C.Section 1251, ET SEQ., as amended; the Clean Air
            Act, 42 U.S.C.Section 7401, ET SEQ., as amended; the Toxic Substances Control Act, 15 U.S.C.Section 2601, ET SEQ., as amended; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
            Section 136, ET SEQ., as amended.

                    (iii) The term "Hazardous Materials" means any substance or material that is included within the definition of a "hazardous substance," "hazardous waste," "hazardous constituent," "hazardous material," "hazardous chemical" or "extremely hazardous substance" contained in the Environmental Laws.

                    (iv) The term "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

            (b) CERULEAN'S PREMISES. Except as disclosed in SCHEDULE 3.16, during Cerulean's ownership and operation of its business, there have been no Releases of Hazardous Materials on the Cerulean Real Property that would have a Cerulean Material Adverse Effect, nor are there any pending Environmental Claims against or relating to the business of Cerulean or any Cerulean Subsidiary that would have a Cerulean Material Adverse Effect.

            (c) PERMITS. Except as disclosed in SCHEDULE 3.16, each of Cerulean and the Cerulean Subsidiaries has obtained and is in material compliance with all approvals, certificates, consents, licenses, orders and other similar authorizations of all governmental authorities that relate to the conduct of their respective businesses and are required under any Environmental Law.

            (d) COMPLIANCE. Except as disclosed in SCHEDULE 3.16, to Cerulean's knowledge, each of Cerulean and any Cerulean Subsidiary is in material compliance with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

            (e) KNOWN CONDITIONS. Except as set forth on SCHEDULE 3.16, to the knowledge of Cerulean, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to the Cerulean Real Property or the operations of the business of Cerulean or any Cerulean Subsidiary that will interfere with or prevent continued material compliance with any material Environmental Law by Cerulean or any Cerulean Subsidiary, or that will likely give rise to any Environmental Claims.

     3.17 REQUIRED LICENSES AND PERMITS. Cerulean and each Cerulean Subsidiary has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business, including those applicable to health maintenance organizations, preferred provider organizations or insurance business, except where the failure to have such would not result in a Cerulean Material Adverse Effect. A correct and complete list of all such licenses, permits and other authorizations is set forth on SCHEDULE 3.17. Cerulean has made available to WPAC, or will make available to WPAC prior to Closing, true, correct and complete copies of all written licenses and permits listed on
SCHEDULE 3.17.

     3.18 INSURANCE POLICIES. Except to the extent that there would be no Cerulean Material Adverse Effect, all of Cerulean's and its Subsidiaries' insurance, surety bonds and umbrella policies insuring Cerulean and its subsidiaries and their directors, officers, agents, properties and business, are valid and in full force and effect and without any premium past due, and there are no claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Except as set forth on SCHEDULE 3.18 or where any of the following would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any material policies of insurance which insure the properties, business or liability of Cerulean or any Cerulean Subsidiary.

     3.19   CONTRACTS AND COMMITMENTS.

            (a) For the purposes of this Agreement, the term "Contract" shall mean: (i) any contract or other agreement filed as an exhibit to any Cerulean SEC filing, (ii) any contract or other agreement listed on SCHEDULE 3.19(a) hereof, (iii) any contract or other agreement limiting in any material respect the ability of Cerulean or any Cerulean Subsidiary to sell any products or services, engage in any line of business or compete with any person or entity or (iv) any customer contract that involves annual premiums or premium equivalents in excess of $10,000,000 and contains a fee, rate or performance guarantee applicable to any period longer than 12 months. All such Contracts (other than Contracts within the meaning of (iii) above) are valid and binding and are in full force and effect and enforceable in accordance with their respective terms. Except as set forth in SCHEDULE 3.19(a), 3.20 or 3.21, (x) no approval or consent of, or notice to any person is needed in order to ensure that such Contracts shall continue in full force and effect in accordance with their respective terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement and (y) neither Cerulean nor any Cerulean Subsidiary is in violation or breach of or default under any such Contract, nor to Cerulean's knowledge is any other party to any such Contract in violation or breach or default under any such Contract, except in the case of clauses (x) and (y) above, where any of the foregoing would not result in a Cerulean Material Adverse Effect.

            (b) SCHEDULE 3.19(b) sets forth a list of all material contracts between Cerulean and any of the Cerulean Subsidiaries and any of the following:
(i) any officers, directors or employees of Cerulean or any Cerulean Subsidiary and (ii) any person or entity which would be considered an "Affiliate" of Cerulean or any Cerulean Subsidiary. For the purpose of the foregoing sentence, "Affiliate" shall mean, with respect to such person or entity, a person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

     3.20 NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in Section 3.21 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by Cerulean, the consummation of the transactions contemplated herein by Cerulean, and the performance of the covenants and agreements of Cerulean will not (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of Cerulean or any Cerulean Subsidiary; (ii) except as set forth on SCHEDULE 3.19(a) or SCHEDULE 3.20 and except as would not have a Cerulean Material Adverse Effect, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument or any Cerulean Subsidiary, trust document, will or other agreement, document or instrument to which Cerulean is a party or by which Cerulean or any Cerulean Subsidiary or any of its properties may be bound; (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Cerulean or any Cerulean Subsidiary is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien or encumbrance of any kind whatsoever upon any asset of Cerulean or any of the Cerulean Subsidiaries, other than any such lien or encumbrance which would not have a Cerulean Material Adverse Effect.

     3.21   REQUIRED FILINGS, CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 3.21, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by Cerulean or the consummation of any of the transactions contemplated herein by Cerulean to avoid the violation or breach of, or the default under, or the creation of a lien on assets of Cerulean or a Cerulean Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license or any other instrument to which Cerulean or a Cerulean Subsidiary is a party or to which it or any of its property is subject, except for any such declaration, filing, registration, notice, authorization, consent or approval, the failure of which to obtain would not have a Cerulean Material Adverse Effect or could prevent or materially delay the Merger.

     3.22   ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
SCHEDULE 3.22, since September 30, 2000 through the date hereof, Cerulean and each Cerulean Subsidiary has conducted its businesses only in the ordinary course in all material respects, and specifically has not:

            (a) experienced any event or occurrence which would result in a Cerulean Material Adverse Effect or suffered any damage or destruction which would have a Cerulean Material Adverse Effect;

            (b) made any declaration setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Cerulean, or any direct or indirect redemption, purchase or other acquisition of such stock;

            (c) incurred, assumed or guaranteed any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

            (d) permitted any of its assets to be subjected to any mortgage lien, security interest, restriction, charge or other encumbrance of any kind except for Cerulean Permitted Liens;

            (e) waived any claims or rights except any waiver which did not have a Cerulean Material Adverse Effect;

            (f) sold, transferred or otherwise disposed of any of its material assets, except in the ordinary course of business consistent with past practice;

            (g) made any material change in any method, practice or principle of financial or tax accounting, except such changes required by changes in GAAP or statutory accounting principles;

            (h) made or suffered to exist any material changes in the customary methods of underwriting, investment or actuarial practices and policies;

            (i) suffered any material adverse development in the claims or other loss experience of Cerulean or any Cerulean Subsidiaries;

            (j) granted or announced any increase in the wages, salaries, compensations, bonuses, incentives, pension or other benefits payable by Cerulean or any Cerulean Subsidiary to any of their respective employees, including without limitation, any increase or change pursuant to any Cerulean Employee Benefit Plan, except for regular salary or bonus or benefit increases in the ordinary course of business consistent with past practices, or established or increased or promised to increase any benefits under, any Cerulean Employee Benefit Plan;

            (k) made any material change in the methodology used in the determination of the liability for reserves of Cerulean or any Cerulean Subsidiary;

            (l) made any material changes in the investment policies of Cerulean or any Cerulean Subsidiary except as required by law; or

            (m) agreed in writing, or otherwise, to take any action described in this Section.

     3.23   TAX MATTERS.

            (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                    (i) The term "Taxes" shall mean all (a) taxes, fees, assessments or charges, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected by the relevant party or (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or other similar group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify or pay any other person or entity; and the term "Tax" means any one of the foregoing Taxes.

                    (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

            (b) RETURNS FILED AND TAXES PAID. Except as otherwise disclosed in SCHEDULE 3.23(b): (i) all Returns required to be filed by or on behalf of Cerulean and each Cerulean Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Cerulean or any Cerulean Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) Cerulean and each Cerulean Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iv) neither Cerulean nor any Cerulean Subsidiary has incurred any liability for Taxes since the latest date covered by such Returns other than in the ordinary course of business; (v) neither Cerulean nor any Cerulean Subsidiary has any liability, contingent or otherwise, for Taxes of any other person or entity; (vi) no person having responsibility for Taxes of or with respect to Cerulean or any Cerulean Subsidiary has knowledge of any basis upon which a Tax authority could impose a material liability for Taxes against Cerulean or any Cerulean Subsidiary in excess of those shown on the Returns previously filed and Taxes incurred in the ordinary course of business since the latest date covered by such Returns; (vii) none of the transactions contemplated by this Agreement will give rise to any material liability for Taxes or to any payments within the meaning of Section 280G of the Code; (viii) there are no deferred intercompany gains, losses or other intercompany items, or excess loss accounts, within the meaning of the Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any predecessor regulations or any comparable items for state, local or foreign Tax purposes) with respect to Cerulean or any Cerulean Subsidiary; and (ix) there are no liens on any of the assets of Cerulean or any Cerulean Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Cerulean or any Cerulean Subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed on SCHEDULE 3.23(b).

            (c) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as otherwise disclosed on SCHEDULE 3.23(b): (i) the Returns of Cerulean and each Cerulean Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Cerulean's knowledge, threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Cerulean or any Cerulean Subsidiary, and Cerulean or any Cerulean Subsidiary has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) neither Cerulean nor any Cerulean Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to Cerulean's knowledge, threatened (either in writing or verbally, formally or informally) against Cerulean or any Cerulean Subsidiary or any of their respective assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Cerulean or any Cerulean Subsidiary; and (v) each of Cerulean and each Cerulean Subsidiary has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

            (d)     TAX SHARING AGREEMENTS. Except as otherwise disclosed on
SCHEDULE 3.23(d), neither Cerulean nor any Cerulean Subsidiary is (nor has it ever been) a party to any tax sharing agreement. All such agreements disclosed on SCHEDULE 3.23(d) shall be terminated prior to the Merger with no amount due with respect thereto on or after the date hereof.

            (e) NO TRANSFER TAX. There shall not be any Georgia sales or transfer taxes, including stock transfer taxes, arising out of the consummation of Merger.

     3.24 BROKERAGE. Except as disclosed on SCHEDULE 3.24, neither Cerulean nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated under this Agreement.

     3.25 YEAR 2000 COMPLIANCE. To the knowledge of Cerulean, year 2000 issues affecting Cerulean, any Cerulean Subsidiary, or any of their suppliers, customers, contracting providers and others with which they conduct business have not had and will not have a Cerulean Material Adverse Effect.

     3.26 RESERVES. The reserves established by Cerulean and its subsidiaries in the Cerulean SEC Filings or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof for statutorily required reserves and for incurred but not yet paid claims for, or relating to health care, life insurance or other claims (i) have been computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal year and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and prudent insurance practices. Cerulean is not aware of any facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves for such incurred but not yet paid claims above those reflected in the most recent balance sheet included in the Cerulean SEC Filings (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Cerulean or any Cerulean Subsidiary).

     3.27 STATUTORY FINANCIAL STATEMENTS. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by any Cerulean Subsidiary with the Georgia Department of Insurance for the years ended December 31, 1998 and 1999 and for the quarterly period ended June 30, 2000 (the "DOI Filings") and the statutory balance sheets and income statements included in such DOI Filings fairly present the statutory financial condition and results of operations of such Cerulean Subsidiary as of the dates and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated

     3.28 DISCLOSURE. No representations, warranties, assurances or statements by Cerulean in this Agreement and no statement contained in any certificates or other writings to be delivered by Cerulean (or caused to be delivered by Cerulean) to WPAC or any of their respective representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF WELLPOINT & WPAC

     WellPoint and WPAC hereby jointly and severally represent and warrant as of the date hereof to Cerulean as follows:

     4.01   ORGANIZATION AND AUTHORIZATION.

            (a) WellPoint and each of the WellPoint Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. WellPoint and each WellPoint Subsidiary is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except where the failure to be so qualified and in good standing would not have a "WellPoint Material Adverse Effect," as defined below. As used in this Agreement, "WellPoint Material Adverse Effect" shall mean a material adverse effect on the business, assets, or financial condition of WellPoint and the WellPoint Subsidiaries, taken as a whole. WellPoint has heretofore delivered or made available to Cerulean accurate and complete copies of the Certificate of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of WellPoint and each of the WellPoint Subsidiaries as of the date hereof.

            (b) The term "WellPoint Subsidiary" shall mean every entity in which WellPoint owns 50% or more of the outstanding equity, directly and indirectly, and which is material to the operations or financial condition of WellPoint. SCHEDULE 4.01(b) sets forth every entity as of the date hereof which is a WellPoint Subsidiary, and the equity interest in such entities that is owned by WellPoint. WellPoint owns all of the issued and outstanding shares of WPAC. For the purpose of all the representations and warranties made in this
Article IV, WPAC shall be considered a "WellPoint Subsidiary." Except as noted on SCHEDULE 4.01(b). WellPoint's ownership interest in the WellPoint Subsidiaries (the "WellPoint Subsidiary Shares") are owned by WellPoint, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. WellPoint has full power, right and authority to vote all of the WellPoint Subsidiary Shares. WellPoint is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the WellPoint Subsidiary Shares.

            (c) WellPoint and WPAC, respectively, have the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by WellPoint's and WPAC's respective Boards of Directors. This Agreement has been duly and validly executed and delivered by WellPoint and WPAC, and constitutes WellPoint's and WPAC's legal, valid and binding obligation, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) general equitable principles.

     4.02 FINANCIAL STATEMENTS. The audited consolidated balance sheets of WellPoint as of December 31, 1999 and 1998 and the related consolidated statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by PricewaterhouseCoopers LLP, WellPoint's independent certified public accountants, as set forth in WellPoint's Annual Reports on Form 10-K, as amended, for the years ended December 31, 1999 and 1998, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and present fairly the financial position in all material respects of WellPoint and its consolidated subsidiaries as of the dates thereof and the results of their operations for the periods then ended.

     4.03 PROXY STATEMENT. None of the information relating to WellPoint and the WellPoint Subsidiaries furnished by WellPoint in writing for inclusion in the Proxy Statement contains or will contain (in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of Cerulean to be held in connection with the transactions contemplated by this Agreement) any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.04 NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in Section 4.05 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by WellPoint and WPAC, the consummation of the transactions contemplated herein by WellPoint and WPAC, and the performance of the covenants and agreements of WellPoint and WPAC will not (i) violate or conflict with any of the provisions of the Certificate of Incorporation or Bylaws of each of WellPoint and WPAC; (ii) except as set forth on SCHEDULE 4.04 and except for any of the following which does not and will not have a WellPoint Material Adverse Effect, violate, conflict respectively, with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which WellPoint or WPAC is a party or by which WellPoint or WPAC or any of its properties may be bound; (iii) violate any provision of any material law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which WellPoint or WPAC is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of WellPoint or WPAC or any of the WellPoint Subsidiaries other than any such lien or encumbrance which would not have a WellPoint Material Adverse Effect.

     4.05   REQUIRED FILINGS, CONSENTS AND APPROVAL. Except as set forth on
SCHEDULE 4.05, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by WellPoint and WPAC or the consummation of any of the transactions contemplated herein by WellPoint or WPAC to avoid the violation or breach of, or the default under, or the creation of a lien on assets of WellPoint or a WellPoint Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license or any other instrument to which WellPoint or a WellPoint Subsidiary is a party or to which it or any of its property is subject, except for any such declaration, filing, registration, notice, authorization, consent or approval, the failure of which to obtain would not have a WellPoint Material Adverse Effect.

     4.06   ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
SCHEDULE 4.06, from September 30, 2000 through the date hereof, neither WellPoint nor any WellPoint Subsidiary has experienced any event or occurrence or suffered any damage or destruction which, individually or in the aggregate, would have a WellPoint Material Adverse Effect.

     4.07 DISCLOSURE. No representations, warranties, assurances or statements by WellPoint or WPAC in this Agreement and no statement contained in any certificates or other writings to be delivered by WellPoint or WPAC (or caused to be delivered by WellPoint or WPAC) to Cerulean or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties covenant as provided in this Article V and as expressly set forth in the Schedules and ancillary documents delivered in connection herewith (with the term "WellPoint" being deemed to include "WPAC" for purposes of this Article V):

     5.01   PRE-CLOSING OPERATIONS.

            (a) CERULEAN. Cerulean hereby covenants and agrees that, except as consented to in writing by WellPoint, pending the Closing, Cerulean will operate and conduct its business, and that of the Cerulean Subsidiaries, only in the ordinary course in accordance with prior practices. Pursuant to this section and not in limitation of the foregoing (for purposes of the following, "Cerulean" shall be deemed to include the Cerulean Subsidiaries):

                    (i) Cerulean shall maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its reasonable best efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

                    (ii)   Cerulean shall not:

                           (a) sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice, except for sales, transfers or disposals which would not have a Cerulean Material Adverse Effect;

                           (b) enter into any new material contract or commitment relating to its business, with "material contract or commitment" being defined for the purpose of this Section as a contract or commitment which involves Cerulean incurring a liability in excess of $5 million individually or $10 million in the aggregate, or which is not terminable by Cerulean without penalty upon less than 180 days notice;

                           (c) mortgage, pledge or subject to liens or other encumbrances or charges any material assets, except by incurring Cerulean Permitted Liens;

                           (d) purchase or commit to purchase any capital asset outside of the relevant Cerulean business plan for a price exceeding $5 million individually, or $25 million in the aggregate;

                           (e) amend or terminate in any material respect any material agreement, including any Cerulean employee benefit plan (except for certain programs intended to retain members of information systems and financial management on terms conforming to standard industry practices and as to which Cerulean's Chief Executive Officer has consulted with WellPoint's Chief Executive Officer), or any insurance policy, in force on the date hereof, without the approval of the Transition Team (as defined in Section 5.02(b)), which approval shall not be unreasonably withheld;

                           (f) amend its charter or bylaws in any manner which would adversely affect the ability of Cerulean to consummate the transactions contemplated by this Agreement;

                           (g) acquire (whether by merger, consolidation, share exchange, acquisition of stock, or acquisition of assets) any corporation, partnership, joint venture, or other business (or any part thereof, except where the consideration paid by Cerulean in connection with such acquisition (including any debt assumed as a result thereof) is less than $5 million individually, or $10 million in the aggregate;

                           (h) split, combine or reclassify its outstanding capital stock or, except for dividends regularly due and payable upon shares of Cerulean Class B Stock, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payments or distributions by a wholly owned subsidiary of Cerulean;

                           (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding any additional shares of or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

                           (j) (A) incur or become contingently liable with respect to any indebtedness for borrowed money other than
                    (1) borrowings in the ordinary course of business or (2) commercially reasonable borrowings to refinance existing indebtedness or (B) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

                           (k) adopt, enter into or materially amend any employment, severance, special pay arrangement, bonus plan or other benefit plan or arrangement for the benefit or welfare of any employee or retiree, including those relating to the termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except (i) in accordance with standard industry practice and following consultation with the Transition Team described in Section 5.02(b) or (ii) to enter into retention agreements with Cerulean personnel, which arrangements may only be entered into with persons and on terms approved by the Transition Team described in
                    Section 5.02(b);

                           (l)    modify or change its current written
                    investment policies except to accommodate changes in applicable law; or

                           (m) increase the salary and bonus for Cerulean's Tier I and Tier II Employees and its chief executive officer for the year 2000 in any manner and for the year 2001 by more than 10% in the aggregate, without the approval of the Transition Team. For purposes of this Section 5.01(m), "Tier I and Tier II Employees" include all individuals who are classified on Cerulean's books and records as a Tier I or Tier II participant.

            (b) WELLPOINT. WellPoint hereby covenants and agrees that, except as consented to in writing by Cerulean, pending the Closing, WellPoint (for purposes of the following, "WellPoint" shall be deemed to include the WellPoint Subsidiaries) will not amend its charter or bylaws in any manner which would adversely affect the ability of WellPoint to consummate the transactions contemplated by this Agreement.

     5.02   ACCESS; NEW INFORMATION.

            (a) Each of Cerulean and WellPoint shall be obligated to promptly disclose in writing to the other any new information which would result in a breach of their respective representations and warranties in Articles III and IV of this Agreement if such representation or warranty were made at the time of the discovery of the new information.

            (b) Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Cerulean and WellPoint. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Cerulean with those of WellPoint. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses which, among other things, shall include an information systems action plan intended to facilitate the most effective combination of the information systems resources of Cerulean and WellPoint. The Transition Team, or designated representatives thereof, shall meet monthly to review the financial performance of Cerulean and its affiliates and at such meetings Cerulean shall advise the Transition Team of the status of achieving Cerulean's then current Operating Plan (as has been presented to WellPoint), including all of the material components thereof, such as sales, enrollment, revenues, investment income, quarterly claim trends, medical loss ratio, administrative expenses, net income, reserves and statutory capital (as indicated on the quarterly balance sheet). The Transition Team shall be informed at each quarterly meeting of the applicable trends and retention experience arising from Cerulean's business planning and underwriting process.

            (c) From and after the date hereof and subject to the terms of that certain Confidentiality Agreement by and between the parties hereto, dated November 14, 1997, and to facilitate the activities of the Transition Team, WellPoint, through its General Counsel, Chief Financial Officer or Alice Rosenblatt, or duly authorized designees identified by such persons, shall have access during regular business hours to Cerulean's and any Cerulean Subsidiary's books, records, offices, personnel, counsel, accountants and actuaries as WellPoint or its designees may from time to time reasonably request; provided, however, that (i) no on-site investigation by WellPoint shall be made unless WellPoint shall have provided at least two business days prior notice to Cerulean, (ii) no investigation made pursuant to this section shall unreasonably interfere with the operation or conduct of the business of Cerulean or any Cerulean Subsidiary,
(iii) any requests by WellPoint for investigation or access pursuant to this Section shall be made to Cerulean's Executive Vice President, Finance and Strategic Planning, General Counsel or any designee of such persons and (iv) Cerulean shall not be compelled to provide any customer-specific information pursuant to this Section.

     5.03 TRANSFER TAXES. All sales or transfer taxes, including stock transfer taxes, document recording fees, real property transfer taxes and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by WellPoint.

     5.04 PREPARATION OF SUPPORTING DOCUMENTS. In addition to such actions as the parties may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, the parties shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, before, at or after the Closing, with respect to compliance with the obligations of Cerulean, WPAC or WellPoint in connection with the Merger. Any information so furnished by the parties shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.05 SHAREHOLDERS MEETING. As soon as practicable, Cerulean will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (including filing with the SEC and mailing to its shareholders the Proxy Statement) for the purpose of adopting and approving this Agreement and the Merger and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby and thereby. Subject to applicable law, the fiduciary duties of the directors (including the duties of loyalty and care), and compliance by WellPoint and WPAC with the material terms and conditions of this Agreement, the Board of Directors of Cerulean shall recommend that its shareholders vote in favor of the Merger, the adoption of this Agreement, and the approval of the transactions contemplated hereby, and shall use its best efforts to obtain any necessary approval by the shareholders of Cerulean of the foregoing.

     5.06 DISSENTING SHAREHOLDERS. Cerulean shall give WellPoint prompt notice of any demands received by Cerulean for appraisal of shares pursuant to Article 13 of the GBCC, and WellPoint shall have the right to direct all negotiations and proceedings with respect to such demands. WellPoint shall not make any payment with respect to, or settle or offer to settle, any such demands, without the written consent of Cerulean, which consent shall not be unreasonably withheld or delayed.

     5.07 SEC AND SHAREHOLDER FILINGS. Each of Cerulean and WellPoint shall send to the other party copies of all public reports and materials as and when they send the same to their shareholders or the SEC.

     5.08 LABOR MATTERS. Cerulean shall provide any notice to affected employees before the Effective Time as may be required by the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"). WellPoint agrees to indemnify Cerulean and its directors, officers, employees, consultants and agents for, and to hold Cerulean and its directors, officers, employees, consultants and agents harmless from and against, any and all losses arising or resulting, or alleged to arise or result from the notification or other requirements of the WARN Act as a result of the Merger, including without limitation any failure to meet the full notice period required by the WARN Act. The indemnifications contained in this Section will survive the Closing and remain effective concurrent with the statute of limitations period applicable to WARN Act liability.

     5.09 CONSENTS, WAIVERS, AUTHORIZATIONS, ETC. Each of Cerulean and WellPoint will use its best efforts to obtain all consents, waivers, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by them of this Agreement and the consummation by them of the transactions contemplated hereby, or as may be required in order not to accelerate, violate, breach or terminate any agreement to which either party or any of their respective Subsidiaries may be subject. Each party will cooperate fully with each other party in assisting it to obtain such consents, authorizations, orders and approvals. The parties will not take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any required approvals, regulatory or otherwise. Without limiting the generality of the foregoing, the parties agree that Cerulean shall on behalf of WellPoint prepare and, with the consent of WellPoint (which consent shall not be unreasonably withheld), file the "Form A" regulatory filing to be made pursuant to O.C.G.A. Section 33-13-3 in connection with this Agreement and the transactions contemplated hereby, and shall coordinate the conduct of the hearing before the Department of Insurance in connection with such filing. Cerulean and WellPoint will reasonably cooperate with regard to the content of such filing. Cerulean shall submit all such filings and hearing testimony, witness lists and other similar materials relating to the hearing to WellPoint for its review and approval, which approval shall not be unreasonably withheld. At the request and direction of Cerulean, WellPoint agrees to appeal any adverse finding in connection with any order issued as a result of such hearing and to use its best efforts in pursuing such appeal. Cerulean and WellPoint will reasonably cooperate with regard to such appeal.

     5.10 INDEMNIFICATION; INSURANCE. From and after the Effective Time, the parties shall not take any action nor permit any action to be taken which would have the effect of eliminating or impairing the rights prior to the Effective Time of current or former officers and the directors of Cerulean to be indemnified for any actions taken by such officers or directors in such capacities so long as such indemnification would have been available to such parties at such time in accordance with the respective Bylaws and Articles of Incorporation of Cerulean, as the case may be, and applicable law. As of the Effective Time, WellPoint shall purchase "tail" coverage under Cerulean's existing director and officer liability insurance policies for a period of six
(6) years after the Effective Time; provided, however, that WellPoint's funding obligation with respect to the purchase of such "tail" coverage shall not exceed $500,000. In the event that the cost of "tail" coverage for six (6) years after the Effective Time exceeds $500,000, WellPoint shall be obligated to purchase the maximum coverage available for $500,000.

     5.11 HART-SCOTT-RODINO NOTIFICATION. Each of Cerulean and WellPoint shall promptly prepare and file as soon as practicable after the date hereof a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC") as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). Each party shall cooperate with each other party in connection with the preparation of such notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each party shall keep all information about the other party obtained in connection with the preparation of such notification confidential.

     5.12 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of Cerulean and WellPoint agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Agreement or the consummation of the transactions contemplated hereby, (ii) obtaining all governmental consents required for the consummation of the Merger and the transactions contemplated thereby and (iii) making and causing their shareholders, as applicable, to timely make all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, each of the parties agree to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to satisfy the other conditions of the Closing set forth herein. Each party will consult with counsel for the other party as to, and will permit such counsel to participate in. at such other party's expense, any lawsuits or proceedings referred to in clause (i) above brought against any party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of WPAC shall take all such necessary action to the extent not inconsistent with their other duties and obligations or applicable law.

     5.13 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, each of Cerulean and WellPoint shall not and shall cause their affiliates not to issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the prior written consent of the other party, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of the SEC or the New York Stock Exchange, in which case each of Cerulean and WellPoint will permit review by the other of any such press release or announcement prior to its release or filing and shall deliver simultaneously a final copy of such release or announcement to the other upon its release or filing.

     5.14 DIVIDEND ON CERULEAN CLASS B STOCK. Immediately prior to the Closing, Cerulean shall pay the accrued dividend on each share of Cerulean Class B Stock then owing as provided in Section 4.3 of the Articles of Incorporation of Cerulean.

     5.15 OBLIGATIONS WITH RESPECT TO WPAC AND BLUE CROSS BLUE SHIELD OF GEORGIA, INC. It is the intent of the parties that WellPoint and WPAC (i) maintain Blue Cross Blue Shield of Georgia, Inc. ("Insurance Sub") as a Georgia corporation or other Georgia legal entity separate and apart from WellPoint or WPAC and (ii) fill a majority of the seats of the Board of Directors of Insurance Sub with residents of the State of Georgia.

     5.16 APPOINTMENT OF DIRECTOR OF WELLPOINT. As of the Closing, the nominating committee of the Board of Directors of WellPoint shall nominate for election to the Board of Directors of WellPoint a person who is a member of the Board of Directors of Cerulean on the date hereof.

     5.17 NON-SOLICITATION. So long as this Agreement is in effect, neither Cerulean nor any Cerulean Subsidiary shall, and each shall use its best efforts to cause its representatives not to, directly or indirectly, solicit any proposal from a third party regarding a purchase, affiliation, or lease of all or a material part of the assets of Cerulean, whether by sale of capital stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction (a "Merger Proposal"). Neither the foregoing prohibition, nor any other provision of this Agreement shall be interpreted to prohibit Cerulean from (i) making any disclosure of information required by law, (ii) communicating any information to the shareholders of Cerulean to the extent necessary to comply with the fiduciary duties of the Board of Directors of Cerulean or (iii) providing non-public information regarding Cerulean to, or negotiating with, any third party (provided such party is subject to an executed confidentiality agreement) that makes an unsolicited Merger Proposal; provided, however, that prior to any such action referred to in clause (iii), the Board of Directors of Cerulean shall have determined in good faith after consultation with its outside legal counsel and financial advisors that such Merger Proposal, if accepted by Cerulean on substantially the terms presented, is likely to be consummated and would, if consummated, result in a transaction superior to the one contemplated by this Agreement after taking into account all relevant factors, including, without limitation, the consideration to be received pursuant to such Merger Proposal (any such superior Merger Proposal being referred to herein as a "Superior Proposal").

     5.18 EMPLOYEE BENEFITS FUNDING. WellPoint will, from and after the Effective Time and to the extent that the cash of the Surviving Corporation is insufficient to satisfy such obligations, fund all employee benefit obligations of the Surviving Corporation following the Merger as such obligations become due.

     5.19 BENEFITS. WellPoint and WPAC covenant to provide to the retained employees of Cerulean and the Cerulean Subsidiaries employee benefits comparable to the employee benefits offered by WellPoint to its employees and the employees of its affiliates.

                                   ARTICLE VI

                                   CONDITIONS

     6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to effect the Merger and the other transactions to be effected contemporaneous with or as a result of the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) SHAREHOLDER APPROVAL; CONSUMMATION OF MERGER. This Agreement and the Merger shall have been adopted at or prior to the Effective Time by the requisite vote of the shareholders of Cerulean in accordance with generally applicable law and the Articles of

Incorporation and Bylaws of Cerulean, and the Merger shall have been consummated concurrently with the Closing.

            (b) NO INJUNCTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby and which has not been stayed or vacated by the Effective Time. Each of Cerulean, WPAC and WellPoint shall use its best efforts and shall cooperate with each other to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed.

            (c) HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted.

            (d) CONSENT OF GEORGIA DEPARTMENT OF INSURANCE AND OTHER STATE REGULATORS. The consent of the Georgia Department of Insurance, together with any other state regulatory consents, shall have been obtained pursuant to an order which by its terms does not impose any Materially Burdensome Condition (as defined below), and be in full force and effect, except for those the failure of which to obtain or be in full force and effect would not have a WellPoint Material Adverse Effect. "Materially Burdensome Condition" shall mean a condition imposed upon WPAC, WellPoint, Cerulean or a Cerulean Subsidiary which differs materially in character, degree or scope from conditions commonly imposed by such consents and which would (i) materially limit the ability of WPAC to operate the businesses of Cerulean and the Cerulean Subsidiaries after the Merger or (ii) materially change the material terms of the transaction.

            (e) APPROVAL OF THE BLUE CROSS BLUE SHIELD ASSOCIATION. The approval of the Blue Cross Blue Shield Association of the consummation of the transactions contemplated by this Agreement pursuant to that certain license agreement with Cerulean dated February 22, 1996 shall have been obtained.

            (f) SUPERIOR PROPOSAL. In the event that Cerulean has provided WellPoint with written notice pursuant to Section 7.01(f)(ii), the expiration of the seven (7) day period referenced in subsection (iii) of 7.02(f) shall have expired.

     6.02 CONDITIONS TO OBLIGATIONS OF CERULEAN. The obligation of Cerulean to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by Cerulean:

            (a) OBLIGATIONS PERFORMED. WellPoint and WPAC shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

            (b) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. As of the Effective Time, the representations and warranties contained in Article IV shall be true and correct in all material respects as if made on and as of the Closing Date (except in each case for (i) such changes that are caused by WellPoint's compliance with the terms of this Agreement and

(ii) representations and warranties that address matters only as of a date or with respect to the period of time specified therein and not as of the Closing Date or for any period through the Closing Date); provided, however, that with respect to the representations and warranties other than those already qualified by WellPoint Material Adverse Effect, such representations and warranties shall be deemed true and correct in all material respects unless the failure of such representations and warranties to be true and correct, whether individually or in the aggregate, would result in a WellPoint Material Adverse Effect.

            (c) CERTIFICATE DELIVERED. WellPoint and WPAC shall have delivered to Cerulean a certificate executed on their behalf by their respective Presidents or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 6.02(a) and 6.02(b) have been satisfied.

            (d) FAIRNESS OPINION. The opinion of Morgan Stanley, dated as of the date of the Proxy Statement, that the value of the consideration to be paid to the shareholders of Cerulean in the Merger is fair from a financial point of view to the shareholders of Cerulean, shall not have been withdrawn or amended or modified in any material respect.

            (e) CERTIFICATE OF MERGER. WPAC shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

            (f) APPOINTMENT OF CERULEAN DIRECTOR. WellPoint shall have taken all action necessary to appoint to the Board of Directors of WellPoint the person nominated pursuant to Section 5.16.

            (g) REQUIRED CONSENTS. Any required material consents or approvals to be obtained by WellPoint and WPAC, as contemplated hereby, shall have been obtained and be in full force and effect.

            (h) NO MATERIAL ADVERSE CHANGE. There shall have not occurred any WellPoint Material Adverse Effect which has as its proximate cause an action or inaction by WellPoint since the date of this Agreement.

     6.03 CONDITIONS TO OBLIGATIONS OF WELLPOINT AND WPAC. The obligations of WellPoint and WPAC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by WellPoint:

            (a) OBLIGATIONS PERFORMED. Cerulean shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

            (b) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. As of the Effective Time, the representations and warranties contained in Article III shall be true and correct in all material respects as if made on and as of the Closing Date (except in each case for (i) such changes that are caused by Cerulean's compliance with the terms of this Agreement and (ii) representations and warranties that address matters only as of a date or with respect to the period of time specified therein, and not as of the Closing Date or for any period through the



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Closing Date); provided, however, that with respect to the representations and warranties other than those already qualified by Cerulean Material Adverse Effect, such representations and warranties shall be deemed true and correct in all material respects unless the failure of such representations and warranties to be true and correct, whether individually or in the aggregate, would result in a Cerulean Material Adverse Effect; and provided further, that no representation or warranty contained in Section 3.19 shall be violated by reason of the expiration of any Contract in accordance with its terms.

            (c) CERTIFICATE DELIVERED. Cerulean shall have delivered to WellPoint a certificate executed on its behalf by its President or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 6.03(a) and 6.03(b) have been satisfied.

            (d) CERTIFICATE OF MERGER. Cerulean shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

            (e) REQUIRED CONSENTS. Any required material consents or approvals to be obtained by Cerulean as contemplated hereby shall have been obtained and be in full force and effect.

            (f) NO OTHER LITIGATION. There shall not be pending any suit, litigation or other similar proceeding relating to the conversion of Cerulean's affiliate Blue Cross and Blue Shield of Georgia, Inc. or to the distribution of consideration contemplated by this Agreement and as to which there is a significant likelihood of material liability to either WellPoint, Cerulean or any of their affiliates (a "Material Case"); provided, however, that in the event WellPoint notifies Cerulean that it considers a matter to be a Material Case, Cerulean and WellPoint agree that Cerulean may refer the matter to an Independent Arbitrator (as defined in Section 8.16) for a determination of whether the matter is a Material Case within the meaning of this Section 6.03(f). The Independent Arbitrator shall hold a hearing and render his decision, which shall be final and binding upon the parties, within ten (10) days following Cerulean's request. Each party shall be entitled to submit a written brief to the Independent Arbitrator (with a copy being simultaneously provided to the other party) prior to the hearing. The costs and expenses of the arbitrator shall be borne by WellPoint.

            (g) NO MATERIAL ADVERSE CHANGE. There shall have not occurred any Cerulean Material Adverse Effect which has as its proximate cause an action or inaction by Cerulean since the date of this Agreement.

            (h) CONVERSION OF WARRANTS. Prior to the Effective Time, all outstanding warrants to purchase Cerulean Series A Stock shall have been exercised in the manner specified in the warrant agreement without payment of cash.

            (i) SETTLEMENT OF CERTAIN LITIGATION. The judgment of the Superior Court of Richmond County entered on November 2, 2000 with respect to the Stipulation and Agreement of Conditional Settlement dated October 2, 2000 (the "Stipulation") by and between Cerulean and the plaintiffs in TILLER ET AL.
V. CERULEAN COMPANIES, INC. ET AL, Civil Action No. 98-RCCV-806, Superior Court of Richmond County, Georgia, shall have become final (as defined in the



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Stipulation) and no more than 1,000 members of the Settlement Class shall have opted out of the Settlement.



                                  ARTICLE VII

                          TERMINATION PRIOR TO CLOSING

     7.01 TERMINATION OF AGREEMENT. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Cerulean:

            (a)     By the written agreement of Cerulean and WellPoint;

            (b) By either of Cerulean or WellPoint if the Merger shall not have been consummated on or before the one year anniversary of this Agreement (or such later date as may be agreed to by Cerulean and WellPoint); provided, however, neither Cerulean nor WellPoint may terminate this Agreement under this
Section if the failure has been caused by such party's material breach or default of its obligations under this Agreement;

            (c) By Cerulean in writing, without liability, if WellPoint or WPAC shall have (i) materially breached any of their respective covenants contained herein or (ii) breached any of their respective representations or warranties contained herein which, individually or in the aggregate, has resulted in a WellPoint Material Adverse Effect, which breach is not cured within thirty (30) days after Cerulean has notified WellPoint of its intent to terminate this Agreement pursuant to this subparagraph (c);

            (d) By WellPoint and WPAC in writing, without liability, if Cerulean shall have (i) materially breached any of its covenants contained herein or (ii) breached any of its representations or warranties contained herein which, individually or in the aggregate, has resulted in a Cerulean Material Adverse Effect, which breach is not cured within thirty (30) days after WellPoint has notified Cerulean of its intent to terminate this Agreement pursuant to this subparagraph (d);

            (e) By either Cerulean or WellPoint in writing, without liability, if any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby, provided that WellPoint, WPAC and Cerulean shall have used their respective best efforts to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed and the same shall not have been vacated, lifted or stayed within 30 days after entry, by any such court or governmental or regulatory agency;

            (f) By Cerulean in writing, without liability other than as provided in Section 7.02, if the Board of Directors of Cerulean authorizes Cerulean to execute a binding written agreement with respect to a transaction that constitutes a Superior Proposal; provided, however, that prior to any termination pursuant to this Section 7.01(f), (i) the Board of Directors of




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Cerulean, after consultation with legal counsel, determines in good faith that contemplation of such Superior Proposal and terminating this Agreement is necessary for such Board of Directors to comply with its fiduciary duties under applicable law, (ii) Cerulean must notify WellPoint in writing that it intends to enter into such an agreement and provide WellPoint with the then current version of the proposed definitive documentation for such transaction and (iii) WellPoint does not, within seven (7) days after the receipt of such written notice, provide a written offer that the Board of Directors of Cerulean determines in good faith, after application of the analysis set forth in Section 5.17, to be at least as favorable as the Superior Proposal; or

            (g) By either of Cerulean or WellPoint in writing, without liability other than as provided in Section 7.02, if (i) Cerulean's shareholders decline to approve the Merger, (ii) the Georgia Department of Insurance declines to approve the Merger, (iii) the FTC or the Justice Department declines to approve the Merger under the HSR Act or (iv) the Blue Cross Blue Shield Association declines to approve the Merger.

     7.02 LIQUIDATED DAMAGES. In the event of termination pursuant to Section 7.01(f) or Section 7.01(g) (if but only if such termination pursuant to Section 7.01(g) results from the failure of the holders of Cerulean Class B Stock to approve the Merger), Cerulean shall be obligated to pay to WellPoint within 15 days after such termination a termination fee of $18.5 million, which the parties hereto agree shall be the appropriate measure of liquidated damages and shall represent complete reimbursement of expenses incurred by WellPoint up to the date of termination, and which amount shall be the total damages and sole remedy of WellPoint and WPAC upon the termination of this Agreement pursuant to
Section 7.01(f) or Section 7.01(g).

     7.03 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 7.02 (if applicable in connection with a termination), 7.03 and 8.07 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (d) of Section 7.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.01 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement, or abrogate the effect of that certain Confidentiality Agreement dated November 14, 1997 between Cerulean and WellPoint.

     8.02 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to an action by their respective Board of Directors, at any time before or after approval by such party's shareholders (if such approval is required by law), provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. No amendment, modification or alteration of the


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

terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     8.03 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto. Except for the parties hereto and any person or entity covered by an indemnification provision hereunder, this Agreement is not intended to confer upon any other person any rights or remedies hereunder. Each of the parties hereby hereto acknowledges and agrees to the assignment of all of the rights and obligations of Water Polo Acquisition Corp., a Delaware corporation, under the Original Merger Agreement to WPAC.

     8.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     8.05 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     8.06 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof (whether or not similar).

     8.07 EXPENSES. Except as otherwise expressly provided herein, if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Article VII with respect to a willful breach, violation or default by the other party hereto.

     8.08 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Cerulean, WellPoint and WPAC contained herein or in any certificates or other documents delivered prior to or at the Closing by such parties pursuant to the terms of this Agreement shall terminate upon the consummation of the Merger and be of no further force and effect.




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



     8.09 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to Cerulean to:

                    Cerulean Companies, Inc.
                    3350 Peachtree Road, N.E.
                    Capital City Plaza Building, 4th floor
                    Atlanta, Georgia 30326
                    Attention:  General Counsel
                    Telecopy No.:  (404) 848-2341

with a copy to:

                    Long Aldridge & Norman LLP
                    One Peachtree Center, Suite 5300
                    303 Peachtree Street
                    Atlanta, Georgia 30308
                    Attention:    Edgar H.  Sims, Jr., Esq.
                                  Jonathan H.  Short, Esq.
                    Telecopy No.: (404) 527-4198

if to WellPoint or WPAC to:

                    WellPoint Health Networks Inc.
                    1 WellPoint Way
                    Thousand Oaks, CA  91362
                    Attn:    General Counsel
                    Telecopy No.:  (805) 557-6821

with a copy to:

                    Gibson, Dunn & Crutcher LLP
                    333 South Grand Avenue
                    Los Angeles, CA 90071
                    Attn:    Kenneth M. Doran, Esq.
                    Telecopy No.:  (213) 229-6537

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.



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


     8.10 GOVERNING LAW. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of Georgia without giving effect to the principles of conflicts of law thereof.

     8.11 CERULEAN'S KNOWLEDGE. As used herein, the terms "Cerulean's knowledge" and "to the knowledge of Cerulean" with respect to Cerulean shall mean the actual knowledge of any officer of Cerulean listed on SCHEDULE 8.11.

     8.12 "INCLUDING." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

     8.13 "GENDER AND NUMBER." Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

     8.14 REFERENCES. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

     8.15 WAIVER OF JURY TRIAL. Each party hereto waives its rights to a trial by jury in connection with any matter related to the Merger or this Agreement.

     8.16 INDEPENDENT ARBITRATOR. As used herein, the term "Independent Arbitrator" shall mean an arbitrator which is mutually acceptable to the parties.



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